Exhibit 10.9

SIXTH AMENDMENT TO OFFICE LEASE

This SIXTH AMENDMENT TO OFFICE LEASE (“Sixth Amendment”) is made as of 26th day of September 2019 (the “Sixth Amendment Effective Date”), by and between T-C 888 BRANNAN OWNER LLC, a Delaware limited liability company (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord (as successor-in-interest to 888 Brannan LP) is the landlord and Tenant is the tenant under that certain Office Lease dated April 26, 2012 (the “Initial Lease”), as amended by that certain First Amendment to Lease dated as of December 10, 2013 (“First Amendment”), Second Amendment to Office Lease dated May 29, 2014 (“Second Amendment”), Letter Agreements dated April 26, 2012, November 7, 2012 and October 16, 2014, Third Amendment to Office Lease dated February 24, 2015 (“Third Amendment”), Fourth Amendment to Lease dated May 13, 2015 (“Fourth Amendment”), and Fifth Lease Amendment executed by Tenant on June 14, 2017 (“Fifth Amendment”) for premises in the Building known as 850 Brannan and 888 Brannan, consisting of (i) 31,099 RSF on the 2nd floor of the Building, (ii) 24,100 RSF (including mezzanine space) on the ground floor of the Building, (iii) 97,507 RSF on the 3rd floor of the Building, (iv) 59,098 RSF on the 4th floor of the Building, (v) 12,933 RSF on the 5th floor of the Building, (vi) 25,941 RSF on the 2nd floor of the Building and known as Suite 200, and (vii) 2,309 RSF of common area corridor space located on the 2nd floor of the Building (collectively, the “Current Premises”). As used herein the term “Amended Lease” shall mean the Initial Lease amended as described above and the term “Lease” shall mean the Amended Lease as further amended by this Sixth Amendment.

B. The parties desire to amend the Amended Lease to expand the Current Premises and make certain other modifications all as more fully set forth below.

C. Except as otherwise specifically defined herein all capitalized terms shall have the meanings assigned in the Amended Lease.

AGREEMENT

In furtherance of the Recitals set forth above, which are incorporated herein by reference, and in consideration of the mutual promises and covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties acknowledge and agree to the following:

1. First Floor Expansion Premises; Renewal Option; Deck.

(a) First Floor Expansion Premises. That certain space located on the 1st floor of the Building known as 850 Brannan and 888 Brannan Suite A, as depicted on the attached Exhibit A and consisting of approximately 36,490 RSF of space (the “First Floor Expansion Premises”), shall be added to the Current Premises on the later to occur of (i) October 1, 2019 and (ii) the date upon which Landlord delivers possession of the First Floor Expansion Premises to the Tenant in Delivery Condition (defined in Section 6 below) (the “First Floor Commencement Date”). From and after the First Floor Commencement Date the “Premises” under the Lease shall consist of the Current Premises and the First Floor Expansion Premises, which total approximately 288,498 RSF of space. Notwithstanding anything to the contrary in the Lease, Tenant’s lease of the First Floor Expansion Premises shall be coterminous with Tenant’s lease of the Current Premises, which is currently set to expire on the Lease Expiration Date (i.e., December 31, 2026).

(b) Renewal Option(s). Notwithstanding anything to the contrary contained in the Amended Lease or this Sixth Amendment, the Renewal Options are conditioned on (i) Tenant’s exercise of the applicable Renewal Option for the entire Premises (which for the avoidance of doubt includes the First Floor Expansion Premises) leased by Tenant at the time Tenant delivers the Renewal Notice to Landlord and (ii) in order for the First Floor Expansion Premises to be included in a Renewal Option, Tenant’s occupation and use of the First Floor Expansion Premises at the time Tenant delivers the applicable Renewal Notice to Landlord. As it pertains to the First Floor Expansion Premises only, in determining the Fair Market Rental Rate for the First Floor Expansion Premises, UMU/PDR uses shall be taken into account as opposed to office use and “Comparable Buildings” will mean first-class building project designated for UMU/PDR use in the South of Market, Showplace Square, Potrero Hill, and Mission areas of San Francisco.

(c) Deck. The First Floor Expansion Premises is inclusive of an exclusive deck area (“Deck”) as shown on Exhibit A as “Tenant Deck”. The Deck is adjacent to a non-exclusive common area deck (“Shared Deck”), however Tenant shall have exclusive use of the Deck and non-exclusive use of the Shared Deck, each subject to the terms of the Lease, including, without limitation, the rules and regulations regarding Deck use attached hereto as Exhibit D. For the avoidance of doubt, references to the Premises or First Floor Expansion Premises and each party’s rights, responsibilities, and obligations related to the Premises and/or First Floor Expansion Premises in the Lease shall include the Deck. Landlord shall maintain and repair the structural portions of the Deck. Tenant, at its expense, shall (i) keep the Deck and all fixtures contained thereon in a safe, clean and neat condition and in a manner consistent with the nature of the Building (which for the avoidance of doubt, includes, but is not limited to remedying any graffiti or other acts of vandalism to the Deck and (ii) promptly remove and dispose of any trash, rubbish, and/or debris from the Deck. Landlord will provide normal maintenance and repair to the Deck (the cost of which shall be reimbursed to Landlord by Tenant as Additional Rent) unless and to the extent that any such maintenance and repair is required as a consequence of the misuse of the Deck by Tenant. Notwithstanding anything to the contrary contained in the Lease, no pets (including Approved Dogs) are permitted on the Deck or Shared Deck. Tenant shall make all repairs to the Deck not required to be made by Landlord under this Section with replacements of any materials to be made by use of materials of equal or better quality and consistent with Landlord’s standards for the Building. In addition to the above, and subject to the waiver of subrogation provisions of the Lease, Tenant shall pay for the cost of any repairs to the Deck or shared Deck made necessary by any negligence or willful misconduct of Tenant or any of its assignees, subtenants, employees or their respective agents, representatives, contractors, or other persons permitted in or invited to the Deck or Shared Deck by Tenant. If Tenant fails to commence to make such repairs or replacements within fifteen (15) days after written notice from Landlord and diligently pursue completion of such repair or replacement, Landlord may at its option make such repairs or replacements, and Tenant shall upon demand pay Landlords for the cost thereof, together with an administration fee equal to ten percent (10%) of such costs.

2. Base Rent.

(a) First Floor Expansion Premises. From and after the First Floor Commencement Date, Tenant shall pay to Landlord Base Rent for the First Floor Expansion Premises as follows:

Time Period	Annual Base Rent Rate per RSF	Annual Base Rent	Monthly Base Rent
10/1/2019-9/30/2020	$57.56	$2,100,364.40	$175,030.37
10/1/2020-9/30/2021	$59.29	$2,163,375.33	$180,281.28
10/1/2021-9/30-2022	$61.07	$2,228,276.59	$185,689.72
10/1/2022-9/30/2023	$62.90	$2,295,124.89	$191,260.41
10/1/2023-9/30/2024	$64.78	$2,363,978.64	$196,998.22
10/1/2024-9/30/2025	$66.73	$2,434,898.64	$202,908.22
10/1/2025-9/30/2026	$68.73	$2,507,944.94	$208,995.41

(b) Current Premises. In addition to Base Rent for the First Floor Expansion Premises, Tenant shall continue to pay Base Rent for the Current Premises pursuant to the terms of the Amended Lease.

(c) Prepayment of First Month Base Rent. Concurrently with Tenant’s execution of this Sixth Amendment, Tenant shall pay Landlord $175,030.37, which shall be applied to Base Rent for the First Floor Expansion Premises for the first month after the First Floor Commencement Date.

(d) No Base Rent Abatement and Credit. The terms of Section 3.4 of the Initial Lease shall not apply to the First Floor Expansion Premises.

3. Operating Expenses and Property Taxes.

(a) Current Premises. Tenant shall continue to pay Tenant’s Percentage Share of Operating Expenses and Property Taxes as provided in Article 4 of the Initial Lease.

(b) First Floor Expansion Premises. Commencing on the First Floor Commencement Date and continuing throughout the Term (and any extensions or renewals thereof) Tenant shall pay Tenant’s Percentage Share of Operating Expenses and Property Taxes for the First Floor Expansion Premises as provided in Article 4 of the Office Lease, provided that with respect to Tenant’s Percentage Share of Operating Expenses and Property Taxes in connection with the First Floor Expansion Premises, the following shall apply:

(i) Tenant’s Percentage Share with respect to the First Floor Expansion Premises shall be 10.60% (i.e., 36,490/344,208).

(ii) Base Rent for the First Floor Expansion Premises shall be paid to Landlord absolutely net of all costs and expenses. Tenant shall pay Landlord each month an amount equal to Tenant’s Percentage Share of Operating Expenses and Property Taxes and the Base Year and Expense Year shall not be applicable to the First Floor Expansion Premises.

(c) Proposition 13. Notwithstanding anything to the contrary contained in the Amended Lease, as of the date hereof, the term “Property Taxes” as used in the Lease shall also include those fees, assessments, and charges previously included within the definition of real property tax, it being acknowledge by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Property Taxes shall also include any governmental or private assessments or the Building’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies.

4. Utilities. Commencing on the First Floor Commencement Date and continuing throughout the Term (and any extensions or renewals thereof) Tenant shall pay Landlord the cost of all electric, gas, and/or water service to the First Floor Expansion Premises pursuant to the terms of Section 8.3 of the Initial Lease. Landlord shall ensure the First Floor Expansion Premises is separately metered. Tenant shall be solely responsible for payment of any connection fees, hookup fees, or similar charges.

5. Janitorial. Commencing on the First Floor Commencement Date and continuing throughout the Term (and any extensions or renewals thereof) Tenant shall, at its sole cost and expense, provide janitorial service to the First Floor Expansion Premises pursuant to the terms of Section 8.4 of the Initial Lease.

6. Delivery Condition; Expansion Improvement. Landlord shall deliver the First Floor Expansion Premises to Tenant in the configuration shown on Exhibit A. attached hereto with all Building systems, including lights, electrical, plumbing, and HVAC, in good working order (“Delivery Condition”). The existence of punchlist items or additional minor work to finish the Deck or other items which do not materially interfere with Tenant’s ability to operate within the First Floor Expansion Premises shall not be matters which shall be part of the Delivery Condition; but Landlord shall correct and/or complete such punchlist items as soon as reasonably possible after the First Floor Commencement Date. Landlord represents that (i) as of the First Floor Commencement Date, the First Floor Expansion Premises will be in compliance with applicable Laws (including the Americans With Disabilities Act) and (ii) within thirty (30) days of the First Floor Commencement Date the path of travel to the First Floor Expansion Premises through the Shared Deck will be in compliance with applicable Laws (including the Americans With Disabilities Act). Notwithstanding anything to the contrary contained in the Lease, other than ensuring the Delivery Condition, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the First Floor Expansion Premises and Tenant shall accept the First Floor Expansion Premises in its presently existing “as-is” condition.

7. Operations Within the First Floor Expansion Premises.

(a) Upon Landlord’s approval of an Approved Use (defined in Section 8(c) below) pursuant to the terms of Section 8, Tenant shall apply for any necessary permits, licenses, and/or approvals required under applicable Laws for the Approved Use of the First Floor Expansion Premises (the “Operations Permits”) and diligently pursue the same. Tenant shall obtain the Operations Permits and commence regular use and operations within the First Floor Expansion Premises consistent with the Approved Use and Operations Permits on or before the last day of the twenty fourth (24th) month after the First Floor Commencement Date (the “Permit Outside Date”). Tenant’s failure to obtain all necessary Operations Permits and commence regular use and operations within the First Floor Expansion Premises on or before the Permit Outside Date, as described in the immediately preceding sentence, shall result in a Rent Escalation (defined below). Notwithstanding the foregoing, if, as of the Permit Outside Date, Tenant demonstrates to Landlord’s reasonable satisfaction that (i) Tenant cannot commence its use of and operation within the First Floor Expansion Premises because Tenant has not yet obtained the Operations Permits and (ii) Tenant has timely applied for such Operations Permits and is using best efforts to diligently pursue the same, then the Permit Outside Date shall be extended until the earlier of the date (x) Tenant receives the Operations Permits or (y) Landlord determines in its reasonable discretion that Tenant is no longer diligently pursuing the Operations Permits (in which case the Permit Outside Date shall be the date Landlord provides Tenant written notice of such determination and Tenant shall be subject to a Rent Escalation from and after such date).

(b) In the event Tenant fails to obtain all necessary Operations Permits and commence regular use and operations within the First Floor Expansion Premises on or before the Permit Outside Date (as the same may be extended as provided in Section 7(a) above), then notwithstanding anything to the contrary contained in Section 2(a) above, (i) commencing on the day immediately following the Permit Outside Date, Base Rent for the First Floor Expansion Premises shall be 102% of the Base Rent owing for the First Floor Expansion Premises on the day prior to the Permit Outside Date and (ii) on October 1 of each year during the Term thereafter occurring, Base Rent for the First Floor Expansion Premises shall increase by 5% in lieu of the 3% annual increases reflected in the rent table set forth in Section 2(a) above. The increases described in subclauses (i) and (ii) in this Section 7(b) are referred to herein as a “Rent Escalation”). Notwithstanding anything to the contrary, if, following the Permit Outside Date, Tenant shall have obtained all necessary Operations Permits and commenced regular use and operations within the First Floor Expansion Premises, then the Rent Escalation will thereupon cease and the Base Rent payable for the First Floor Expansion Premises will revert to what is reflected in the rent table set forth in Section 2(a) above.

(c) Notwithstanding anything to the contrary contained herein, in the event the City of San Francisco (or any other governmental authority with jurisdiction over the Project) implements any law, ordinance, or other similar requirement (“Operations Law”), which would have the effect of requiring that the First Floor Expansion Premises cease being “dark” and be used and/or occupied, then Tenant shall be fully responsible for complying with such Operations Law, subject to the terms of Section 8 below.

8. Use.

(a) Tenant acknowledges and agrees that (i) as of the Sixth Amendment Effective Date, Tenant has not yet determined its use for the First Floor Expansion Premises, (ii) any use of the First Floor Expansion Premises shall be subject to Landlord’s prior written consent, which shall be granted or withheld in Landlord’s reasonable discretion as provided below, and (iii) Tenant may not use the First Floor Expansion Premises prior to Landlord’s approval of an Approved Use and Tenant’s receipt of all Operations Permits for such Approved Use pursuant to the terms of this Sixth Amendment. Tenant shall be solely responsible for obtaining any and all Operations Permits for Tenant’s use of the First Floor Expansion Premises. Tenant’s use of the First Floor Expansion Premises shall at all times be in full compliance (at Tenant’s sole cost) with all Laws and zoning restrictions applicable to the First Floor Expansion Premises.

(b) Prior to any use of the First Floor Expansion Premises, Tenant shall submit its proposed use in writing (“Approved Use Request”) to Landlord along with all pertinent information relating to the proposed use, all pertinent information relating to any modifications or Alterations contemplated by Tenant in connection with such proposed use, and all such information as Landlord may reasonably request concerning the proposed use. Landlord will not unreasonably withhold its consent to Tenant’s proposed use set forth in Tenant’s Approved Use Request. However, Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to a proposed use in any of the following instances: (1) the proposed use is not permitted by applicable Laws; (2) the proposed use would violate the rights in the lease of another tenant in the Building or the Project; (3) the propose use is inconsistent with the nature of the Building as a first-class office/UMU/PDR building; (4) the proposed use is inconsistent or in conflict with the general image of the Building or Project; or (5) the proposed use could unreasonably disturb, annoy, or have a material adverse impact on other tenants of the Building or Project. The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such proposed use. In addition, as a condition to its approval of any proposed use, Landlord (in its reasonable discretion) may require modifications to the Lease, provided such modifications are related to Tenant’s proposed use. Tenant acknowledges and agrees that Landlord’s review and approval, if granted, of an Approved Use is solely for the benefit of Landlord and to protect the interests of Landlord in the Building and the First Floor Expansion Premises, and Landlord shall not be the guarantor of, nor in any way or to any extent responsible for the compliance of the Approved Use with applicable Laws. Notwithstanding any contrary provision of this Lease, if Tenant claims that Landlord has unreasonably withheld its consent to a proposed use or otherwise has breached its obligations under the Section 8(b), its sole remedy shall be to seek a declaratory judgment and/or injunctive relief without any monetary damages, and, with respect thereto, Tenant, to the extent not prohibited by Law, hereby waives all other remedies against Landlord, including, without limitation, the right to seek monetary damages or to terminate this Lease.

(c) In the event Landlord approves of Tenant’s proposed use (upon such approval, “Approved Use”), Tenant shall, at is sole cost, promptly apply for any necessary permits and/or approvals required by applicable Law for the Approved Use and diligently pursue the same. Landlord, at no cost to itself, shall reasonably cooperate with Tenant in any such applications. Once an Approved Use has received all necessary permits and approvals required under applicable Law, it shall become part of the Permitted Use as it pertains to the First Floor Expansion Premises only.

9. Tenant Improvements. Tenant shall be solely responsible for the installation of its FF&E, cabling and networking, and any additional IT installations within the First Floor Expansion Premises. Any Alterations made to the First Floor Expansion Premises shall be subject to Landlord’s prior consent and the terms of Article 10 of the Initial Lease, provided, however, (i) as part of its request for Landlord’s approval of an Alteration to the First Floor Expansion Premises, Tenant shall include a request that Landlord determine if Landlord will require the removal of such Alteration prior to the expiration or earlier termination of the Lease and (ii) for any Alterations to the First Floor Expansion Premises Tenant shall pay Landlord an oversight fee (“Oversight Fee”) equal to $1.00 per RSF of the First Floor Expansion Premises. In addition to the Oversight Fee, Tenant shall reimburse Landlord for the actual out-of-pocket costs incurred by Landlord in connection with any third party review of Tenant’s plans, specifications, drawings and similar documentation (“Third Party Review Costs”). In the event the Oversight Fee exceeds $36,490.00, then Tenant shall pay Landlord for such additional work on a time and materials basis at the rate of $195/hour (“Oversight Excess”), in addition to the Third Party Review Costs. For the avoidance of doubt, any Oversight Excess shall be in addition to (and not in lieu of) the Oversight Fee. Notwithstanding anything to the contrary contained in the Lease, with respect to the First Floor Expansion Premises only, unless otherwise stated by Landlord in writing as part of its consent, Tenant shall be required to remove any Alteration to the First Floor Expansion Premises, restore the effected portion of the First Floor Expansion Premises to the condition prior to the construction of such Alteration (reasonable wear and tear excepted), and repair any damage caused by such Alteration or the removal thereof, prior to the expiration or earlier termination of the Lease. Landlord shall have the option, to be exercised by written notice to Tenant any time between July 1, 2026 and July 31, 2026, Landlord to deliver to Tenant its estimate (“Restoration Estimate”) of the commercially reasonable (inclusive of copies of third-party bids for the work in question) cost to restore the First Floor Expansion Premises to the condition which existed prior to the Alteration(s) required to be removed under the terms of this Section 9. The Restoration Estimate shall be accompanied by reasonable backup documentation supporting Landlord’s estimate and the process Landlord used to ensure that such estimate is commercially reasonable. If Landlord delivers the Restoration Estimate to Tenant, then Tenant, on or before the Lease Expiration Date (i.e. December 31, 2026, subject to the exercise of any Renewal Options) shall deliver to Landlord a check (or other immediately available funds) (“Restoration Check”) in an amount equal to the Restoration Estimate. If Tenant timely delivers the Restoration Check, then Tenant shall no longer be required to remove the applicable Alteration(s) from the First Floor Expansion Premises, provided, however, Tenant shall otherwise remain obligated to surrender the First Floor Expansion Premises in the condition required by Section 10.5 of the Initial Lease. Tenant’s failure to timely deliver the Restoration Check (if applicable) and/or surrender the First Floor Expansion Premises in the condition required in the Lease shall result in a holdover tenancy solely with respect to the First Floor Expansion Premises and Tenant shall be subject to the’ terms of Section 25 of the Initial Lease until the Restoration Check is received by Landlord (if applicable) or Tenant restores and repairs the First Floor Expansion Premises as required herein.

10. Parking. In connection with Tenant’s lease of the First Floor Expansion Premises, commencing as of the First Floor Commencement Date, Tenant shall have the right to lease up to five (5) additional “Parking Privileges” in accordance with the terms of Section 20 of the Initial Lease (“First Floor Expansion Parking Privileges”) at the same rates and generally subject to all of the terms and conditions of Section 20 of the Initial Lease. Tenant’s right to lease the First Floor Expansion Parking Privileges shall be conditioned upon Tenant’s continual lease of such spaces. In the event Tenant leases less than all of the First Floor Expansion Parking Privileges, then any parking spaces leased by Tenant which are in addition to those leased as of the First Floor Commencement Date shall be leased on a month-to-month basis, subject to availability.

11. Signage. The “Exterior Signage” as defined in Section 28.3 of the Initial Lease, may include, at Tenant’s option (and subject to the terms of Section 28.3 of the Initial Lease, including without limitation Landlord’s approval rights) (i) one (1) additional exterior sign displaying Tenant’s name in the

Building’s courtyard and (ii) one (1) additional exterior sign displaying Tenant’s name on the front of the Building, the exact location of each to be subject to Landlord’s prior written approval, not to be unreasonably withheld.

12. Letter of Credit. The “LC Stated Amount”, as defined in Section 6(a) of the Initial Lease is currently $1,243,924.53. Concurrently with the mutual execution and delivery of this Sixth Amendment, Tenant will deliver to Landlord an amendment to the existing LC increasing the LC Stated Amount to One Million Nine Hundred Nineteen Thousand Eight and 53/100 Dollars ($1,919,008.53); which amount shall be maintained until the LC Expiration Date (with no further reduction) in accordance with Section 6(b) of the Initial Lease.

13. Certified Access Specialist. This Section 13 is intended to comply with the terms of California Civil Code Section 1938 which requires a commercial property owner or lessor to state the following on every lease or rental agreement executed on or after January 1, 2017:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CAS inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”

Pursuant to California Civil Code Section 1938, Landlord hereby advises Tenant that the Premises has not undergone an inspection by a CASp. In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Premises, then Tenant shall pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Section 13, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises; for avoidance of doubt, if the results of any CASp inspection of the First Floor Expansion Premises show that the First Floor Expansion Premises was not delivered in Delivery Condition, then the responsibility to perform and to bear the cost of any necessary repairs to bring the First Floor Expansion Premises into Delivery Condition will be borne by Landlord.

14. Re-measurement of Premises and Building. Landlord and Tenant hereby acknowledge and agree that the Building and Premises were previously re-measured and that the Premises shall be deemed to consist of the number of rentable square feet as provided above.

15. OFAC Compliance.

(a) Certification. Tenant certifies, represents, warrants and covenants that:

(i) It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(ii) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

(b) Indemnity. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the Landlord Parties from and against any and all claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

16. Disability Access Obligations Notice and Access Information Notice. Landlord and Tenant acknowledge and agree that, prior to the mutual execution and delivery of this Sixth Amendment, Landlord and Tenant have executed a Disability Access Obligations Notice pursuant to San Francisco Administrative Code Chapter 38 in the form attached hereto as Exhibit B. In addition, Tenant acknowledges receipt from Landlord of an Access Information Notice in Tenant’s requested language in the form attached hereto as Exhibit C, and Tenant hereby confirms that Tenant’s requested language is English. Tenant hereby waives any and all rights it otherwise might now or hereafter have under Section 1938 of the California Civil Code and Chapter 38 of the San Francisco Administrative Code.

17. Brokers. Tenant warrants to Landlord that Tenant has not dealt with any broker or agent in connection with the negotiation or execution of this Sixth Amendment, other than CBRE, Inc. who represents the Tenant and Newmark Knight Frank who represents Landlord. Tenant shall indemnify, defend and hold Landlord harmless from and against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Tenant. Landlord shall indemnify, defend and hold Tenant harmless from and against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Landlord. Landlord will be responsible for compensating CBRE, Inc. and Newmark Knight Frank for any commission payable as a consequence of the execution and delivery of this Sixth Amendment.

18. Entire Agreement. This Sixth Amendment and the Amended Lease constitute the entire agreement between Landlord and Tenant with respect to the subject matter of this Sixth Amendment.

19. Full Force and Effect. Except as specifically set forth herein, the Amended Lease is and remains in full force and effect and binding on the parties. Tenant confirms that Landlord is not now and has not in the past been in default under the Lease, and Tenant has no claim against Landlord for damages or offset of any type.

20. Authority. Each party acknowledges that it has all necessary right, title and authority to enter into and perform its obligations under this Sixth Amendment, that this Sixth Amendment is a binding obligation of such party and has been authorized by all requisite action under the party’s governing instruments, that the individuals executing this Sixth Amendment on behalf of such party are duly authorized and designated to do so, and that no other signatories are required to bind such party.

21. Counterparts. This Sixth Amendment may be executed in one or more facsimile or pdf counterparts, each of which shall be deemed the original, but which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signatures appear on following page.]

IN WITNESS WHEREOF, the parties have executed this Sixth Amendment as of the Sixth Amendment Effective Date.

LANDLORD:

T-C 888 Brannan Owner LLC, a Delaware limited liability company

By:	/s/ Merredith Treaster
Name:	Merredith Treaster
Title:	SR Director

Date:	October 9, 2019

TENANT:

AIRBNB, INC., a Delaware corporation

By:	/s/ David C. Bernstein
Name:	David C. Bernstein
Title:	Chief Accounting Officer

Date:	October 8, 2019

EXHIBIT A

EXHIBIT B

DISABILITY ACCESS OBLIGATIONS UNDER

SAN FRANCISCO ADMINISTRATIVE CODE CHAPTER 38

Before you, as the Tenant, enter into a lease with us, the Landlord, for the certain property located at 888 Brannan Street, San Francisco, California (the “Property”); please be aware of the following important information about the lease:

You May Be Held Liable for Disability Access Violations on the Property. Even though you are not the owner of the Property, you, as the tenant, as well as the Property owner, may still be subject to legal and financial liabilities if the leased Property does not comply with applicable Federal and State disability access laws. You may wish to consult with an attorney prior to entering this lease to make sure that you understand your obligations under Federal and State disability access laws. The Landlord must provide you with a copy of the Small Business Commission Access Information Notice under Section 38.6 of the Administrative Code in your requested language. For more information about disability access laws applicable to small businesses, you may wish to visit the website of the San Francisco Office of Small Business or call 415-554-6134.

The Lease Must Specify Who Is Responsible for Making Any Required Disability Access Improvements to the Property. Under City law, the lease must include a provision in which you, the Tenant, and the Landlord agree upon your respective obligations and liabilities for making and paying for required disability access improvements on the leased Property. The lease must also require you and the Landlord to use reasonable efforts to notify each other if they make alterations to the leased Property that might impact accessibility under federal and state disability access laws. You may wish to review those provisions with your attorney prior to entering this lease to make sure that you understand your obligations under the lease.

PLEASE NOTE: The Property may not currently meet all applicable construction-related accessibility standards, including standards for public restrooms and ground floor entrances and exits.

By signing below I confirm that I have read and understood this Disability Access Obligations Notice.

LANDLORD:
T-C 888 Brannan Owner LLC,
a Delaware limited liability company

By:	/s/ Merredith Treaster
Name:	Merredith Treaster
Title:	SR Director

Date:	October 9, 2019

TENANT:
AIRBNB, INC.,
a Delaware corporation

By:	/s/ David Bernstein
Name:	David Bernstein
Title:	Chief Accounting Officer
Date:	October 8, 2019

EXHIBIT C

SAN FRANCISCO SMALL BUSINESS COMMISSION’S

ACCESS INFORMATION NOTICE

[ATTACHED]

PROTECT YOUR BUSINESS FROM POTENTIAL ADA LAWSUITS

Businesses — Have you received an ADA notice?

- no → **No Notice** → **Pre-Assessment by Office of Small Business (OSB) & SF SHINES**
  - low amount of barriers
  - medium amount of barriers
  - high amount of barriers
  → **CASp Action (see below)**
- yes → **Notice**
  1. The business receives a letter(s). [illegible]
  2. The business has received a lawsuit.
  → **Attorney** — Contact an experienced legal consultant or the Office of Small Business to respond to the letter or lawsuit.
  → **CASp Action (see below)**
  - consult
  - inspection report
  - "readily achievable" solutions
  → **Remediation/Resolution** — Low, medium, high barriers scope of work by AHD or an alternative architect/law firm.

Certified Access Specialist (CASp)

Signed into law on September 28, 2008, SB 1608 a Certified Access Specialist (CASp) report provides a defense against lawsuits, but only if the business obtained a CASp report BEFORE being sued. With a CASp report in hand, businesses may request a 90-day stay (a temporary stop) of the lawsuit filed in State Court and an Early Evaluation Conference (EEC) to explore the settlements. A Certified Access Specialist (CASp) is a person that has been tested and certified by the state as an expert in disability access laws. A business that hires a CASp to inspect their buildings helps ensure compliance with disability access standards. After inspection, the CASp writes up an inspection report as proof that the business hired a CASp. A CASp should help your business identify "readily achievable" barriers for removal.

COMPLIANCE VS. LAWSUIT

Compliance is a recommended investment as not only will your business be less vulnerable to drive-by lawsuits, but you gain a growing market of seniors, families with baby strollers, and persons with disabilities. Cost will depend on the type of alterations, and on what is affordable at the present and future. If you decide to do nothing and rely on "luck" that you will not be sued, consider the potential costs of being an "unlucky" defendant. The reality today is that more ADA lawsuits are targeting small mom and minority-owned businesses because they are likely to settle rather than incur the costs and risks of litigation. The average cost to comply with a plaintiff's requested barrier removal is less than $4,000, according to various cases [illegible] filed in the Ninth Circuit of Appeal, *Jerry Doran v. Del Taco, Inc.* Fighting a lawsuit including paying a settlement may cost around $50,000, according to OSB. Investing in Certified Access Inspections and "readily achievable" compliance before a lawsuit is the best way to protect your business from expensive lawsuits.

BUSINESS RESOURCES

Office of Small Business
City Hall, room 110
1 Carlton B. Goodlett Place
San Francisco, CA 94102
[illegible]

Certified Access Specialists
[illegible]

Asian Neighborhood Design
[illegible]

SF Shines - Office of Economic Workforce Development
City Hall, room 448
1 Carlton B. Goodlett Place
San Francisco, CA 94102
[illegible]

San Francisco Bar Association
[illegible]

BUSINESS RESOURCES

Department of Justice ADA Guide for Small Businesses
[illegible]

ADA Guide for Small Businesses
[illegible]

DOJ toll-free ADA Information line
[illegible]

Department of Building Inspection - Technical Services Division
[illegible]

A Guide to Disabled Accessibility Compliance

Presidio
Seacliff
Richmond
Sunset
Bernal Heights

San Francisco

DISABLED ACCESSIBILITY

Two Sets of Access Laws

There are two different bodies of law in California that regulate disability access: a state building code, and a federal civil rights law. The state building code requirements for access are located in the California Code of Regulations, Title 24, Part 2, and are commonly referred to as Title 24.

The Americans with Disabilities Act of 1990 (ADA) is a sweeping federal civil rights law which prohibits discrimination against persons with disabilities. Specifically, Title III of the ADA requires public accommodations to provide goods and services to people with disabilities on an equal basis with the rest of the general public. The United States Department of Justice (DOJ) enforces the ADA.

Being compliant to the regulations of one law does not relieve your responsibilities to be compliant with the other set of laws.

Non Compliance

If the building is not compliant with California Title 24, the citizen complaint is routed to the Department of Building Inspection (DBI). DBI will send staff to visit the site and perform an inspection, and if necessary, the inspector will initiate actions to require the owner to correct the problem.

If the citizen complaint is ADA driven, the plaintiff can take the business to civil court for remedy. The federal ADA does not have an "inspection" mechanism, and private lawsuits can be filed directly to federal courts by those who believe their civil rights have been violated.

Who is Required to Remove Barriers?

Barriers are defined by the ADA as obstacles to accessibility. Such obstacles make it difficult — sometimes impossible — for people with disabilities to do the things most of us take for granted — things like going shopping, working, dining in a restaurant or taking public transit. If your business provides goods and services to the public, you are required to remove barriers if doing so is "readily achievable." Such a business is called a public accommodation because it serves the public. If your business is not open to the public (no adjacent retail or open to tours), but is only a place of employment like a warehouse, manufacturing facility or office building, then there are fewer requirements to remove barriers. Such a facility is called a commercial facility. While the operator of a commercial facility has different requirements to remove barriers, you must comply with the ADA Standards for Accessible Design when you alter, renovate or expand your facility.

Readily Achievable

"Readily achievable" means easily accomplishable and able to be carried out without much difficulty or expense. Determining if barrier removal is readily achievable is, by necessity, a case-by-case judgement. "Readily achievable" is based on factors including review of the overall nature of the business and its financial statements.

EXHIBIT D

DECK RULES AND REGULATIONS

In addition to all other terms and conditions of the Lease, the following Deck Rules and Regulations apply to Tenant’s use of the Deck and Shared Deck:

1.	Tenant acknowledges and agrees that all persons using the Deck and/or Shared Deck do so at their own risk.

2.	No smoking is permitted on the Deck or Shared Deck.

3.	No pets (including Approved Dogs) are permitted on the Deck or Shared Deck.

4.	Except for board games or card games, no games or related activities are permitted on the Deck or Shared Deck.

5.

Any event on the Deck or Shared Deck must conclude by 10:00 p.m. and must be conducted so as to not disturb or offend any other tenants of the Project or interfere with any other tenant’s use and operation of such tenant’s premises.

6.	No glass or glassware is permitted on the Deck or Shared Deck.

7.

Tenant shall provide the Building’s property manager at least twenty four hours prior notice of any event on the Deck or Shared Deck which Tenant anticipates will have more than 25 persons in attendance.

8.	No event or activity on the Deck or Shared Deck will block or impede any shared access point or path of travel to shared spaces or the Building.

9.	No items shall be thrown from the Deck or Shared Deck or hung from the railing of the Deck or Shared Deck.

10.	All items, furnishings, furniture, equipment, etc. shall be appropriately secured or moved off of the Deck in the event of high winds.

11.	All table legs and other equipment must have rubber protectors or a protective surface.

12.

No open flames shall be permitted, including without limitation, barbeques or fire pits. Tenant shall not permit or suffer any flammable, toxic or otherwise hazardous materials to be transported through, or used, located, or stored within, the Deck or Shared Deck.

13.

No signage, furniture, decorations, frames, etc. shall penetrate the floors, walls, planters or any other permanent fixtures of the Deck, Shared Deck, or the Building without the prior written consent of Landlord in its sole discretion.

14.

Neither the Deck nor the Shared Deck shall be used for any offensive purpose. No speakers or other audio transmission equipment shall be used on the Deck or Shared Deck at volumes which may be considered offensive due to content or excessive volume.

15.

Tenant’s use of the Deck and Shared Deck shall comply with all applicable governmental rules, regulations, ordinances and laws. Tenant shall be responsible for obtaining all licenses and permits necessary for Tenant’s use of the Deck and Shared Deck, including without limitation, liquor licenses or permits with respect to functions held on the Deck and/or Shared Deck.

16.	No items exceeding 25 pounds per square foot may be placed on the Deck or Shared Deck without prior consent of Landlord.

17.	Tenant may not keep, install, grow, or plant any items on the Deck or Shared Deck that attach to, climb or cling to the exterior of the Building.

18.	No jacuzzis, hot tubs, pools, or similar items may be placed on the Deck or Shared Deck. No heating device may be placed on the Deck or Shared Deck without the prior written consent of the Landlord.

Landlord reserves the right at any time to reasonably change or rescind any one or more of these Deck Rules and Regulations, or to make such other and further reasonable Deck Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Deck and/or Shared Deck, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Notwithstanding the foregoing, Landlord shall give Tenant no less than fifteen (15) days’ written notice prior to implementing any additions, deletions or changes to the Deck Rules and Regulations. If Tenant violates any rule or regulation, Landlord will notify Tenant in writing, or by electronic means such as email, of such violation and will allow Tenant a reasonable period of time within which to comply with such rule or regulation, unless such violation is damaging the Building, disrupting others or putting other tenants or individuals, including passersby, at risk, then Tenant shall immediately comply with Landlord’s request. If Tenant fails to timely cure any violation of the Deck Rules and Regulations, then Landlord at its option, may impose a fine of up to $250.00 per violation. Such fine(s) shall be payable immediately and be considered Additional Rent.